Exhibit 10.31

[LOGO OF AMN HEALTHCARE SERVICES, INC.]

Susan R. Nowakowski

Chief Executive Officer

and President

July 31, 2007

Mr. Ralph Henderson

Via Facsimile 773-693-3164

PERSONAL AND CONFIDENTIAL

Dear Ralph:

It is my pleasure to offer you the position of President, Nurse Staffing Division of AMN Healthcare (“AMN”). Your projected start date is September 4, 2007. As we have discussed, you will report directly to me and will be responsible for leading the strategic direction and financial and operational performance of AMN’s nurse staffing division.

Briefly, the terms of the offer include:

•	Annual Base Salary of $350,000;
•	2007 Total potential Performance Incentive Bonus (PIB) of up to 100% of Base Salary as follows:
¡	Guaranteed 2007 bonus of $175,000 (based on 50% of Base Salary at 100% of Target);
¡	Potential of 100% of Base Salary at 110% of Target;
•	Super Performance Incentive Bonus of an additional 30% of Base Salary at 115% of Target;

The PIB referenced above is based upon an objective performance Target (“Target”) as set by AMN’s Compensation and Stock Plan Committee of the Board of Directors. Your 2007 PIB is guaranteed at 50% regardless of Actual Performance. For Actual Performance between 100% and 110% of the Target, the PIB shall be 50% of Base Salary plus 5% of Base Salary for each whole percentage point by which the Actual Performance exceeds 100% of Target up to 110% of Target. Payout of your 2007 PIB will be in March 2008, subject to your employment with AMN on the payout date. The potential additional 30% of Super Performance Incentive Bonus is conditioned upon the Company achieving Actual Performance of at least 115% of Target in 2007 and maintaining that level of performance the following calendar year. If applicable, the Super Performance Bonus will be payable in 2009, conditioned upon your employment with the Company on the date of payout.

•	Equity grant for 2007 valued at 1.8 x Base Salary as follows:
¡	70% Restricted Stock Units (3 year cliff vesting);
¡	30% Stock Appreciation Rights (3 year graded vesting);
¡	Granted on Start Date
¡	Adjusted on Annual basis by Compensation Committee of the Board of Directors;
•	Sign-on Bonus of $75,000 payable within 30 days of start date, conditioned upon start date of no later than September 4, 2007;

(858) 509-3545 Direct      |      (866) 871-8519 Toll Free      |      (877) 282 -0384 Fax      |      susan.nowakowski@amnhealthcare.com

Corporate Headquarters      |      12400 High Bluff Drive      |      San Diego, CA 92130      |      www.amnhealthcare.com

•	Retirement Benefits Eligibility as follows:
¡	Participation in AMN’s 401 K Plan;
¡	Participation in AMN’s Executive Nonqualified Excess Plan;
¡	Company match of 50% on first 6% of Base Salary deferred;
•	Relocation Benefits as follows:
¡	12 Months of temporary housing provided by AMN (any unused amount will be paid as bonus to be applied to real estate / closing costs);
¡	Reimbursement for reasonable costs associated with the move of household goods; Reimbursement for reasonable costs for family transport;
¡	$50,000 Relocation bonus upon purchase of home in San Diego County, conditioned upon home purchase closing within 18 months of start date;
•	Eligible for standard AMN employee benefits coverage, including Medical, Dental and Life Insurance;
•

12 months base pay severance and standard employee insurance coverage plus prorated target bonus for termination without cause, (cause as defined in AMN standard executive employment severance agreements).

This offer letter of employment is conditional, subject to your ability to perform the essential functions of the job, with our without reasonable accommodation and a clear background check. This offer letter does not constitute an employment contract. As is the case with all employees, employment is “at will” which means that either the employee or the employer may terminate the employment relationship at any time for any reason not prohibited by law, subject to the terms outlined above.

Standard confidentiality and non-disclosure agreements, codes of ethics and other corporate governance policies will be presented to you on your first day of employment. Agreement to and execution of the confidentiality and non-disclosure agreement is a requirement of your employment. Also, please be prepared to submit documents to verify your eligibility to work in the United States, according to Federal Government requirements.

Ralph, I am anxious to confirm your acceptance of this offer and I look forward to working with you. Please acknowledge acceptance of this offer with your signature and return the enclosed copy for our records. If I can be of any assistance or can provide additional information, please do not hesitate to call me at (858) 509-3545.

Sincerely,

/s/ Susan R. Nowakowski

Susan R. Nowakowski

Chief Executive Officer and President

I hereby accept AMN Healthcare’s offer of employment under the conditions outlined above. I understand that no contract of employment has been created.

Signature:	/s/ Ralph Henderson	Date:	August 1, 2007
Ralph Henderson